UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Websense, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10240 Sorrento Valley Road

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Websense, Inc., a Delaware corporation (“Websense”). The meeting will be held on June 7, 2011 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.	To elect the Board of Directors’ seven nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of Websense for our fiscal year ending December 31, 2011.

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

4.	To indicate, on a non-binding advisory basis, the preferred frequency of holding a non-binding advisory vote on the compensation of our named executive officers.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 11, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2011 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121.

The proxy statement and annual report to stockholders are available at http://investor.websense.com/. The Board of Directors recommends that you vote FOR one year as the preferred frequency of non-binding advisory votes to approve executive compensation and FOR each of the other proposals identified above.

By Order of the Board of Directors

Michael A. Newman, Corporate Secretary

San Diego, California

April 27, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as may be made available to you by your broker, bank or other agent, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSENSE, INC.

10240 Sorrento Valley Road

San Diego, California 92121

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Websense, Inc. (sometimes referred to as “we” or “Websense”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if made available to you by your broker, bank or other agent, vote over the telephone or through the Internet.

We intend to mail these proxy materials on or about April 27, 2011 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 7, 2011 at 11:00 a.m. local time at Websense. Directions to the annual meeting may be found at http://www.websense.com/site/footer/officedirections.html. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2011 will be entitled to vote at the annual meeting. On this record date, there were 40,088,440 shares of common stock outstanding and entitled to vote. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2011 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. Under the rules of the New York Stock Exchange (“NYSE”), the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that NYSE member brokerage firms may vote in their

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discretion on these matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the non-binding stockholder advisory vote on executive compensation and the non-binding stockholder advisory vote on the frequency of holding a non-binding advisory vote on executive compensation are “non-discretionary” items. This means NYSE member brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the non-binding advisory vote on executive compensation or the non-binding advisory vote on the preferred frequency of the non-binding advisory vote on executive compensation.

What am I voting on?

There are four matters scheduled for a vote:

1.	Election of the seven nominees for director named herein.

2.	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of Websense for our fiscal year ending December 31, 2011.

3.	Non-binding advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement.

4.	Non-binding advisory indication of the preferred frequency of holding a non-binding advisory vote on the compensation of our named executive officers.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What are the recommendations of the Board of Directors?

The Board of Directors recommends a vote in favor of Proposals 1-3 listed above and for the one-year frequency option for Proposal 4 above.

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How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your non-binding advisory vote on how frequently we should solicit stockholder non-binding advisory approval of the compensation of our named executive officers, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, or, if made available to you by your broker, bank or other agent, vote over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Websense. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Websense, “For” the non-binding advisory approval of the compensation of our named executive officers, and “For” one year as the preferred frequency of non-binding advisory votes to approve the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

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Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, our employees and Computershare Trust Company, N.A. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare Trust Company, N.A. will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. Computershare Trust Company, N.A. will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card (or telephone or internet proxy if made available to you by your broker, bank or other agent) is the one that is counted.

If your shares are held by your broker as your nominee (that is, in “street name”), you should follow the instructions provided by the institution that holds your shares regarding how to instruct your broker to vote your shares.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2011 to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121. If you wish to bring a matter before the stockholders at next year’s annual meeting, you must submit proposals or director nominations that are otherwise not to be included in our proxy materials for next year’s annual meeting no later than February 8, 2012. Your notice to the Corporate Secretary must set forth as to each matter you propose to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, as they appear on our books, (iii) the class and number of our shares which are beneficially owned by you, (iv) any material interest you may have in the business matter being proposed, and (v) any other information that is required to be provided by you pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in your capacity as a proponent to a stockholder proposal. You are also advised to review our bylaws, which contain additional requirements relating to the advance notice of stockholder proposals and director nominations.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of holding a non-binding advisory vote on executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions, and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for the proposal, and, except in the case of Proposal 4 (Indication of preferred frequency of holding non-binding stockholder advisory vote on executive compensation), will have the same effect as “Against” votes. Broker non-votes and, in the case of Proposal 4, abstentions will have no effect and will not be counted towards the vote total.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the non-binding advisory stockholder votes on executive compensation and on the preferred frequency of holding a non-binding advisory vote on executive compensation.

How many votes are needed to approve each proposal?

•

For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating Committee of the Board of Directors will make a recommendation to the Board of Directors as to whether it is appropriate to accept such director’s resignation. Only votes “For” or “Withheld” will affect the outcome of the election of directors.

•

To be approved, Proposal 2, “Ratification of Selection of Independent Registered Public Accounting Firm,” must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 3, “Non-Binding Stockholder Advisory Vote on Executive Compensation,” must receive “For” votes from the holders of a majority of shares present either in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Regarding Proposal 4, “Non-Binding Stockholder Advisory Vote on the Frequency of Holding a Non-Binding Advisory Vote on Executive Compensation,” the frequency receiving the greatest number of votes from the holders of shares present either in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect.

2011 PROXY STATEMENT	5

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 40,088,440 shares outstanding and entitled to vote. Thus, the holders of 20,044,221 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting, in person or represented by proxy, may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at http://investor.websense.com/.

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Proposal 1

ELECTION OF DIRECTORS

Our Board of Directors consists of seven directors. There are seven nominees for director this year. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy. Each of the nominees listed below is currently a director of Websense who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2012 annual meeting and until his successor has been duly elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for directors to attend the annual meeting. Two directors attended the 2010 Annual Meeting of Stockholders.

The seven nominees for election as directors receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating Committee of the Board of Directors will make a recommendation to the Board of Directors as to whether it is appropriate to accept such director’s resignation.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING

AT THE 2012 ANNUAL MEETING

The Nominating and Corporate Governance Committee (the “Nominating Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The brief biographies below include information, as of the date of this proxy statement, regarding specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to believe that such nominee should continue to serve on the Board.

John B. Carrington

John B. Carrington, age 67, has served as a director and Chairman of the Board of Websense since June 1999. Mr. Carrington also served as our Chief Executive Officer from May 1999 to January 2006, as well as our President from May 1999 to January 2003 and from August 2005 to January 2006. Prior to joining Websense, Mr. Carrington was Chairman, Chief Executive Officer and President of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. He received his B.S. in Business Administration from the University of Texas. Mr. Carrington has significant knowledge of our operations and insight into our strategic plans as a result of his prior role as Websense’s Chief Executive Officer. The Nominating Committee believes that Mr. Carrington’s prior experience with Websense and his long tenure as our Chairman position him to contribute his extensive knowledge of Websense and the security software industry to the Board.

Bruce T. Coleman

Bruce T. Coleman, age 72, served as our interim Chief Executive Officer from November 1998 to May 1999, and continues to be a director, a position he has held since November 1998. Since November 1991, he has

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served as the Chief Executive Officer of El Salto Advisors, an interim executive firm. From April 2008 to November 2008, Mr. Coleman served as CEO of Openwave Systems, Inc., a provider of software and services for the mobile and cable industries. From November 2007 to April 2008, Mr. Coleman served as Chief Executive Officer of WebTrends, Inc., an Internet analytics company. From October 2006 to April 2007, Mr. Coleman served as interim Chief Executive Officer of WatchGuard Technologies, Inc., a provider of Internet security services. Mr. Coleman served as Chief Executive Officer of Vernier Networks, Inc., a provider of security solutions for mobile users, from January 2004 to June 2004. Mr. Coleman previously served on the board of directors of Printronix, Inc. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School. Through his work as an interim chief executive officer for eighteen high tech companies and as a traditional chief executive officer for four companies, Mr. Coleman has demonstrated relevant executive officer experience in a wide variety of operating environments, including relevant experience in our industry through his work with Openwave Systems, WebTrends and WatchGuard Technologies. The Nominating Committee also believes Mr. Coleman’s experience as a professional interim executive gives the Board visibility into a wide variety of compensation structures and management organizations both inside and outside of our core business.

Gene Hodges

Gene Hodges, age 59, has been the Chief Executive Officer of Websense since January 2006, and was our President from January 2006 to April 2007. He has been a director of Websense since January 2006. Prior to joining Websense, Mr. Hodges served as President of McAfee, Inc. from November 2001 to January 2006. Mr. Hodges served as President of the McAfee Product Group from January 2000 to November 2001, and from August 1998 to January 2000, he served as Vice President of Security Marketing. Mr. Hodges received a B.A. in Astronomy from Haverford College and completed the Harvard Advanced Management Program for business executives. The Nominating Committee believes Mr. Hodges’ role as Chief Executive Officer of Websense provides invaluable insight into the management and daily operations of Websense. In addition, Mr. Hodges’ previous experience as an executive in the security software industry provides the Board with operational and industry expertise.

John F. Schaefer

John F. Schaefer, age 68, has served as a director since May 2001. In June, 2010, Mr. Schaefer joined the Board of Directors of Intevac, a publicly held provider of advanced equipment and products to the hard disk drive, solar, semiconductor and photonics industries. From November 1994 to April 2001, Mr. Schaefer served as Chairman and Chief Executive Officer of Phase Metrics, which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and a director of McGaw, Incorporated, a producer of intravenous products and devices. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School. The Nominating Committee believes that Mr. Schaefer’s prior experience as a chief executive officer of a large public company and current experience as a member of another public company board of directors is beneficial to the Board. Mr. Schaefer has overseen multiple acquisitions and strategic transactions during his tenure as an executive officer at a variety of companies, and that experience was beneficial to the Board during our acquisitions and subsequent integrations of PortAuthority Technologies and SurfControl plc.

Gary E. Sutton

Gary E. Sutton, age 68, has served as a director since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, Chief Executive Officer and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. He received his B.S. from Iowa State University. The Nominating Committee believes that Mr. Sutton’s status as a nationally recognized author and top-rated speaker regarding organizational

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strategies has provided the Board with continuing insight into the best operational and management practices of public companies. Also, Mr. Sutton is an active investor in start-up enterprises which provides the Board perspective on emerging areas in our security software market.

Mark S. St.Clare

Mark S. St.Clare, age 64, has served as a director since October 2002. Since June 2007, Mr. St.Clare has served on the Board of Directors of Auxilio, Inc., a publicly held healthcare document services company. From November 2000 to October 2002, Mr. St.Clare served as Chief Financial Officer of Access360, a provider of identity management software, until that company’s acquisition by IBM. Mr. St.Clare previously served as Chief Financial Officer of Nexgenix, Inc., a supplier of Internet professional services, from February 2000 to November 2000. From January 1985 to February 2000, Mr. St.Clare served as Senior Vice President and Chief Financial Officer of FileNET Corporation, a publicly held software company. Mr. St.Clare also served as Corporate Secretary of FileNET from June 1993 to February 1999. He received a B.S. in Business Administration from the University of Denver. The Nominating Committee believes that Mr. St.Clare’s prior experience as a public company chief financial officer contributes to the Board’s understanding of the increasing complexity of financial accounting and financial operations. In addition, Mr. St.Clare provides leadership for the Board in working directly with our independent registered public accounting firm when and as needed.

Peter C. Waller

Peter C. Waller, age 56, has served as a director since March 2001. From July 2009 to November 2010, Mr. Waller served as the Chief Executive Officer of Corinthian Colleges, Inc., one of the largest for-profit post-secondary education systems in North America. Mr. Waller previously served as President and Chief Operating Officer of Corinthian Colleges from February 2006 to June 2009. From October 2004 to January 2006, Mr. Waller served as Executive Partner of ThreeSixty Sourcing, a provider of imported consumer goods, where he served as Chief Executive Officer from March 2001 until October 2004. From June 1997 to July 2000, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From 1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. Mr. Waller received his M.A. from Oxford University, England. The Nominating Committee believes that Mr. Waller’s recent experience as a chief executive officer provides the Board with an expanded perspective on the operations and management policies of a public company outside of our core market. In addition, Mr. Waller is an accomplished senior executive in marketing and branding with experience in both the U.S. and international markets. The Nominating Committee believes this experience is invaluable as Websense continues to market its products and develop brand recognition on a worldwide basis.

Your Board of Directors recommends a vote “FOR” each director nominee.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

INDEPENDENCE AND LEADERSHIP OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Websense’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Websense, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Carrington, Mr. Coleman, Mr. Schaefer, Mr. St.Clare, Mr. Sutton, and Mr. Waller. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with Websense. Mr. Carrington, our Chairman and former President and Chief Executive Officer, was employed by Websense through June 2006 and because his employment ended more than three years ago, the Board has determined Mr. Carrington to be independent. Mr. Hodges, our current Chief Executive Officer, is not independent by virtue of his current employment with Websense.

The Board of Directors provides oversight of management and holds it accountable for performance. The Board of Directors has determined that this responsibility is best served when the Board of Directors functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, the Board of Directors has determined the position of Chairman should be distinct from the position of Chief Executive Officer in order to provide the Board of Directors with independent leadership. The Board has also appointed a Lead Independent Director who is responsible for presiding at all meetings of the Board at which the Chairman is not present; serving as liaison between the Chairman and the other independent directors; approving information sent to the Board, meeting agendas for the Board and meeting schedules; and calling meetings of the independent directors as needed or appropriate.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met twelve times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

As required under applicable NASDAQ listing standards, in fiscal 2010, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairpersons of the Audit, Compensation, or Nominating and Corporate Governance Committee.

10	2011 PROXY STATEMENT

In 2010, the Board had three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2010 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
John Carrington
Bruce Coleman		X*
Gene Hodges
John Schaefer	X		X*
Mark St.Clare	X*		X
Gary Sutton	X	X	X
Peter Waller		X

Total meetings in fiscal year 2010	11	11	5

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Websense. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

THE BOARD’S ROLE IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of Websense’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. The Board regularly receives presentations from Websense’s senior management concerning financial, operational, product development and strategy and legal matters that cover areas of operational, competitive, financial and legal risk for Websense and monitors and assesses strategic risk exposure, determining the nature and level of risk appropriate for the Company. The Audit Committee and the full Board consider the risks associated with Websense’s subscription model and worldwide operations and focus review on risk areas for software companies with substantial international operations, including revenue recognition, currency-related risks, hedging-related risks and income tax-related risks. The Audit Committee and full Board also regularly review our compliance with covenants in our credit facility, our level of cash reserves and our uses of cash. The Compensation Committee assesses and monitors whether any of Websense’s compensation policies and programs has the potential to encourage excessive risk-taking. The General Counsel reports to the Board on litigation and material claims threatened or brought against Websense. Websense employs an internal audit function and the internal audit team is responsible for review of internal procedures for identifying and addressing operational risks and for assessing the adequacy of internal controls over financial reporting. The Senior Director of Internal Audit reports jointly to the Audit Committee and to our Chief Financial Officer and regularly presents reports to the Audit Committee.

2011 PROXY STATEMENT	11

AUDIT COMMITTEE

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; reviews and approves the appropriateness of any indemnification provisions with the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between Websense and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; is directly responsible for the appointment of the Senior Director of Internal Audit and meets separately with the Senior Director of Internal Audit at least annually; and reviews and discusses with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including Websense’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, the Audit Committee reviews and discusses with management and, as appropriate, the independent registered public accounting firm, our guidelines and policies with respect to risk assessment and risk management including our major financial risk exposures and the steps taken by management to monitor and control such exposures. The Audit Committee has adopted a written Audit Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.

The Board of Directors annually reviews the composition of the Audit Committee, including the NASDAQ listing standards’ definition of independence for Audit Committee members, and has determined that the Audit Committee is composed pursuant to Rule 5605(c)(2) of the NASDAQ listing standards and that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board of Directors has also determined that all members of the Audit Committee qualify as “audit committee financial experts,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including their formal education, experience as a principal financial officer for public reporting companies and/or experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with our management. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors,

    Mark S. St.Clare

    John F. Schaefer

    Gary E. Sutton

*	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the Securities Act of 1933, as amended (the “1933 Act”) or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

12	2011 PROXY STATEMENT

COMPENSATION COMMITTEE

All members of our Compensation Committee (the “Compensation Committee”) are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee has adopted a written Compensation Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including:

•

the establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, other senior management and directors and evaluation of performance in light of these stated objectives;

•	the determination of whether Websense’s compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense;

•

the review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors;

•	administration of our equity and other incentive compensation plans; and

•

the review with management and approval of our disclosures under the caption “Compensation Discussion and Analysis” for use in any of Websense’s annual reports on Form 10-K, registration statements, proxy statements or information statements.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any determination of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee direct, independent and confidential access to our other directors, management and personnel to carry out the Compensation Committee’s purpose. The Compensation Committee has authority to obtain compensation surveys, reports on the design and implementation of compensation programs for our directors, officers and employees, and other data and documentation, as well as authority to obtain, at the expense of Websense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Frederic W. Cook & Co., Inc (“FW Cook”) as a compensation consultant. The Compensation Committee requested that FW Cook perform an overall assessment of our senior executive compensation program, including analyses of competitive base salaries, annual incentives, and the annualized fair value of long-term equity compensation (i.e., total direct compensation) for purposes of assisting in the design of the 2011 compensation program.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2000, the Compensation Committee formed the Special Stock Award Committee of our Board of

2011 PROXY STATEMENT	13

Directors, currently composed of our Chief Executive Officer, Gene Hodges, and our Chairman of the Board, John Carrington, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and restricted stock units to employees who are not executive officers of Websense subject to the short-swing profit restrictions under Section 16 of the 1934 Act (such officers, the “Section 16 Officers”). The purpose of this delegation of authority is to ease option administration within Websense and to facilitate the timely grant of equity awards to all eligible individuals other than Section 16 Officers, within specified guidelines provided by the Compensation Committee. The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. As part of its oversight function, the Compensation Committee reviews the list of grants made by the Special Stock Award Committee.

The Compensation Committee reviews and determines, on an annual basis, the compensation to be paid to our Chief Executive Officer and each of our executive officers. On an annual basis, the Compensation Committee, along with the Board of Directors, evaluates the performance of the Chief Executive Officer. The Chief Executive Officer and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The Chief Executive Officer also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to officers. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Websense stock performance data, analyses of historical executive compensation levels and current Websense and industry-wide compensation levels, including analyses of executive and director compensation paid at other companies identified through surveys conducted by reputable companies such as the Radford Executive Compensation Survey or consultants such as FW Cook.

During the past fiscal year, our management, with the approval of the Compensation Committee, retained the services of Radford, an Aon Consulting company (“Radford”) as a compensation consultant assisting management in evaluating proposals submitted to the Compensation Committee and FW Cook for consideration.

In addition, the Compensation Committee determines whether any compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense. The Compensation Committee has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Websense.

The specific processes and determinations of the Compensation Committee with respect to executive compensation for fiscal year ended December 31, 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Mr. Coleman, Mr. Sutton and Mr. Waller. Mr. Coleman served as our interim Chief Executive Officer from November 1998 to May 1999. No other member of the Compensation Committee has been a contractor, officer or employee of Websense at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

14	2011 PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors,

    Bruce T. Coleman

    Gary E. Sutton

    Peter C. Waller

*	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the 1933 or 1934 Act, other than our Annual Report on Form 10-K.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of Websense (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for Websense. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). Our Nominating Committee charter is available to stockholders on our corporate website at http://investor.websense.com/.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Websense, demonstrating excellence in his or her field, diversity in personal and professional backgrounds, skills and experience, including appropriate financial and other expertise relevant to Websense’s business, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. Under our Corporate Governance Guidelines, directors may be on no more than four additional public company boards of directors. A Board member, including the Chief Executive Officer, who ceases to be actively employed in his or her principal business or profession, or experiences other changed circumstances that could pose a conflict of interest, diminish his effectiveness as a Board member, or otherwise be detrimental to us, shall offer to resign from the Board. The Nominating Committee will then evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of his or her changed circumstances. Other than the limitations in the Corporate Governance Guidelines, the Nominating Committee retains the right to modify the director qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers age, diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and Websense to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to Websense during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors’ independence. In the case of new director candidates, the policy of the Nominating Committee is to determine whether the nominee must be independent for NASDAQ purposes, which

2011 PROXY STATEMENT	15

determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee’s policy is to use the Board’s and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, and then to conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. The Nominating Committee was formed in 2003. To date, the Nominating Committee has nominated incumbent director candidates, has not needed to identify or evaluate any new director candidates, and therefore has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 10240 Sorrento Valley Road, San Diego, California 92121, not less than 120 days prior to the first anniversary of the preceding year’s annual meeting. Submissions must include with respect to each person whom the nominating stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of Websense that are beneficially owned by the proposed nominee, (iv) the date or dates on which the shares were acquired and the investment intent of the acquisition, (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the nominating stockholder, and (vi) any other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the proposed nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). The nominating stockholder must also include: (i) the name and address, as they appear on our books, of the nominating stockholder, (ii) the class and number of shares of Websense common stock which are beneficially owned by the nominating stockholder, and (iii) any material interest of the nominating stockholder in such nomination. To date, the Nominating Committee has not received, thus has not accepted nor rejected, any director nominees from a stockholder.

Our Corporate Governance Guidelines include a set of Equity Ownership Guidelines, which are intended to align the interests of the directors with those of our stockholders and to promote our commitment to sound corporate governance. The Equity Ownership Guidelines apply to all of the non-employee members of the Board (each, a “Non-Employee Director”), and require each Non-Employee Director to accumulate and maintain a number of shares of our stock, restricted stock, or restricted stock units equal to three times the Non-Employee Director’s annual retainer divided by the closing price of our common stock on the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. Each Non-Employee Director should accumulate this number of shares within five years of the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. The required number of shares is recalculated on the first business day of each of our fiscal years and whenever a Board member’s annual retainer changes. If the required number of shares is recalculated within one year before the end of a Non-Employee Director’s five year compliance period, the Non-Employee Director should accumulate the required number of shares within one year following the date of the recalculation. This summary is qualified in its entirety by reference to the complete text of our Corporate Governance Guidelines, which can be obtained from our website at http://investor.websense.com/.

16	2011 PROXY STATEMENT

MAJORITY VOTING

In January 2007, we adopted a “Majority Voting” policy as part of our Corporate Governance Guidelines. The Majority Voting policy was amended and moved into our Bylaws in March 2009. Under this policy, a nominee for director shall be elected if the votes cast “for” such nominee’s election exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (a “Majority Vote”); provided, however, that directors shall be elected by a plurality of the votes cast at any Annual Meeting of Stockholders for which there is a contested election. If any nominee for director does not receive a Majority Vote at his or her election, other than in connection with a contested election, the director shall promptly tender his or her resignation to the Board of Directors and the Nominating Committee of the Board of Directors will undertake an evaluation of the appropriateness of the director’s continued service on the Board of Directors, and will make a recommendation to the Board of Directors as to whether it is appropriate to accept such director’s resignation. The Nominating Committee may consider any facts and circumstances it deems relevant.

The Nominating Committee’s evaluation will begin promptly following certification of the voting results and the Nominating Committee will submit a recommendation to the Board of Directors promptly following completion of the evaluation. In reviewing the Nominating Committee’s recommendation, the Board of Directors will consider the factors evaluated by the Nominating Committee and any additional information and factors the Board believes to be relevant.

Any director who is the subject of the evaluation described in this section will not participate in Nominating Committee or Board of Directors’ considerations of the appropriateness of his or her continued service, except to respond to requests for information. If a majority of the members of the Nominating Committee are subject to this evaluation process, then the independent directors on the Board (as most recently determined by the Board pursuant to applicable NASDAQ guidelines) who are not subject to the evaluation will appoint a Board committee comprised of independent directors, who are not being evaluated, solely for the purpose of conducting the required evaluation. The special committee will make the recommendation to the Board otherwise required of the Nominating Committee.

The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have a formal process by which stockholders may communicate with the Board or any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. All communications will be compiled by the Corporate Secretary of Websense and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more officers of Websense designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Code of Business Conduct that relate to questionable accounting or auditing matters involving Websense will be promptly and directly forwarded to the Audit Committee.

LEAD INDEPENDENT DIRECTOR

The Board annually selects one independent director to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session in order to further balance the power amongst the Board. The Lead Independent Director also has other authority and responsibilities that are described in the charter of the Lead Independent Director and in our Bylaws, both of which are available at http://investor.websense.com/. John F. Schaefer currently serves as the Lead Independent Director.

2011 PROXY STATEMENT	17

CODE OF BUSINESS CONDUCT AND CODE OF ETHICS

We have adopted a Code of Business Conduct which, together with the policies referred to therein, is applicable to all directors, officers and employees of Websense. In addition, we have adopted a Code of Ethics for the Chief Executive Officer, Senior Financial Officers and all Finance, Tax and Accounting Department Personnel (“Code of Ethics”). The Code of Business Conduct and the Code of Ethics cover all areas of professional conduct, including conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of any of our policies. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct or Code of Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Copies of our Code of Business Conduct and our Code of Ethics can be obtained from our website at http://investor.websense.com/.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has documented many of our governance practices in our Corporate Governance Guidelines in order to assure that the Board will have the necessary authority and practices in place to review and evaluate Websense’s business operations as needed and to make decisions that are independent of Websense’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The guidelines are reviewed annually and revised as necessary. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committees, board and committee self-evaluation, director orientation and continuing education, director share ownership requirements and director compensation. The Corporate Governance Guidelines are available to stockholders on our corporate website at http://investor.websense.com/.

18	2011 PROXY STATEMENT

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our initial public offering in March 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Websense and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows aggregate fees billed to us for the fiscal years ended December 31, 2010 and December 31, 2009, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year
	2010	2009
	(in thousands)
Audit, Audit-Related and Tax Compliance Fees
Audit Fees (for annual audit of the consolidated financial statements and the effectiveness of internal control over financial reporting; reviews of our quarterly reports on Form 10-Q; review of the annual proxy statement; comfort letters and consents for Websense filings on Form S-8; and statutory and group audits required internationally)(1)	$949	$1,150
Audit-Related Fees (for consultation regarding financial accounting and reporting standards and due diligence related to acquisitions)(2)	$2	203
Tax Compliance Fees (for U.S. and international income tax compliance)(2)	$287	$114

Consulting Fees
Tax Consulting (international distribution restructuring and other consulting)(3)	$731	$226

Total Fees	$1,969	$1,693

(1)	Includes fees and out-of-pocket expenses, whether or not yet billed.
(2)	Includes amounts billed and related out-of-pocket expenses for services rendered during the year.
(3)	Includes amounts billed and related out-of-pocket expenses for services rendered during the year, with 2010 including tax consulting fees related to our global distribution restructuring.

2011 PROXY STATEMENT	19

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the registered public accounting firm.

Your Board of Directors recommends a vote “FOR” the ratification of Websense’s selection of Ernst & Young LLP

20	2011 PROXY STATEMENT

Proposal 3

NON-BINDING STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the 1934 Act, our stockholders are now entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Compensation Committee believes that the most effective executive compensation programs are designed to attract and retain key employees, reward the achievement of annual and strategic corporate and individual objectives, and reward superior performance. The compensation plans must be integrated with our short-term and long-term objectives and strategic goals, which are designed to align the interests of our key employees with the interests of our stockholders and ensure that compensation is meaningfully related to the value created for our stockholders. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to key employees remains competitive relative to the compensation paid to executives at peer companies. The Compensation Committee believes that our compensation programs should include short and long-term components, cash and equity-based compensation and should reward performance as measured against established Websense goals. The Compensation Committee and Websense’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. The Compensation Committee believes that Websense’s overall mix of short and long-term compensation and fixed versus performance-based compensation creates appropriate incentives to maximize the long-term returns of stockholders and does not award risk-taking to the detriment of our stockholders.

We also believe that both Websense and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly referred to as the “Say on Pay” proposal, is intended to give you, as a Websense stockholder, the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2010 by voting to approve or not approve such compensation as described in this proxy statement.

The Compensation Committee has overseen the development of our executive compensation program, as described more fully in the “Compensation of Executive Officers” section of this proxy statement. The Compensation of Executive Officers section describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee to reach its decisions on the compensation of our named executive officers for fiscal 2010. It also contains a discussion and analysis of each of the primary components of our executive compensation program.

The Compensation Committee and our Board of Directors continually review best practices in corporate governance and executive compensation and, in fiscal 2010, the Compensation Committee reviewed the executive compensation structure to ensure that Websense meets industry standards for executive compensation. For the reasons discussed above, our Board of Directors recommends that our stockholders indicate their support for the compensation of Websense’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Websense’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Please note that your vote is advisory and will not be binding upon Websense or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions that our stockholders

2011 PROXY STATEMENT	21

express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote and those opinions when considering future executive compensation decisions for our executive officers.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present, in person, or represented by proxy and entitled to vote at the annual meeting.

Your Board of Directors recommends a vote “FOR” approval of executive compensation.

22	2011 PROXY STATEMENT

Proposal 4

NON-BINDING STOCKHOLDER ADVISORY VOTE ON THE FREQUENCY OF

HOLDING A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the 1934 Act also enable Websense’s stockholders to indicate their preference regarding how frequently Websense should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in Websense’s proxy statements. Accordingly, Websense is asking stockholders to indicate whether, going forward, the “Say on Pay” non-binding advisory vote by stockholders to approve compensation will occur every one, two, or three years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal.

After careful consideration of the benefits and consequences of each alternative, the Board has determined that a non-binding advisory vote on executive compensation that occurs every year is the most appropriate alternative for Websense, and therefore recommends that you vote for a one year interval for the non-binding advisory vote on executive compensation. While Websense’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “Say on Pay” non-binding advisory vote provisions are new, holding an annual non-binding advisory vote on executive compensation provides Websense with more direct and immediate feedback on our compensation policies. However, stockholders should note that because the non-binding advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s non-binding advisory vote on executive compensation. We believe that an annual non-binding advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance maters and our executive compensation, philosophy, policies and practices.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the resolution below:

“RESOLVED, that the alternative of soliciting non-binding advisory stockholder approval of the compensation of Websense’s named executive officers once every one, two or three calendar years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting shall be considered the frequency preferred by the stockholders.”

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board, it may decide that it is in the best interests of the stockholders that Websense hold a non-binding advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Board.

Your Board of Directors recommends a vote “FOR” the 1 year frequency for the executive compensation vote.

2011 PROXY STATEMENT	23

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2011 by: (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Websense as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G as filed with the SEC. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 40,442,577 shares of common stock outstanding as of February 28, 2011, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2011 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

24	2011 PROXY STATEMENT

Name and Address	Number of Shares Beneficially Owned	Percent (%)
Named Executive Officers, directors and nominees for directors:
Gene Hodges(1)	1,584,585	3.79%
John R. McCormack(2)	356,724	*
Didier Guibal(3)	57,527	*
Arthur S. Locke III	17,573	*
Michael A. Newman(4)	191,959	*
John B. Carrington(5)	313,962	*
Bruce T. Coleman(6)	143,352	*
John F. Schaefer(7)	134,352	*
Mark St.Clare(8)	90,352	*
Gary E. Sutton(9)	65,732	*
Peter C. Waller(10)	68,352	*

5% Stockholders
Osterweis Capital Management(11) One Maritime Plaza Suite 800 San Francisco, CA 94111	3,991,959	9.87%

BlackRock, Inc.(12) 40 East 52nd Street New York, NY 10022	3,398,621	8.40%

Artisan Partners Limited Partnership(13) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,456,137	6.07%

PRIMECAP Management Company(14) 225 South Lake Ave., #400 Pasadena, CA 91101	2,139,400	5.29%

The Vanguard Group, Inc.(15) 100 Vanguard Blvd. Malvern, PA 19355	2,095,434	5.18%

Wellington Management Company, LLP(16) 280 Congress Street Boston, MA 02210	2,095,004	5.18%
All of our executive officers and directors as a group(11 persons)(17)	3,024,470	7.01%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 1,416,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(2)	Includes 347,499 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(3)	Includes 41,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(4)	Includes 184,207 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(5)	Includes 311,799 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.

2011 PROXY STATEMENT	25

(6)	Includes 71,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.
(7)	Includes 126,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.
(8)	Includes 86,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.
(9)	Includes 61,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.
(10)	Includes 66,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,689 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.
(11)	A report on Schedule 13G/A filed with the SEC on February 15, 2011 indicates that 1,387,273 shares are owned by Osterweis Capital Management, Inc. and 2,604,686 shares are owned by Osterweis Capital Management, LLC. John S. Osterweis is the President of each of the foregoing entities and is deemed to be a control person pursuant to Rule 13d-1(b)(1)(ii)(G) under the 1934 Act.
(12)	A report on Schedule 13G/A filed with the SEC on February 9, 2011 indicates that BlackRock, Inc. had sole dispositive power for all 3,398,621 of the shares and sole power to vote all 3,398,621 of the shares, which are held by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. The report filed on February 9, 2011 indicates that all of the shares beneficially owned by BlackRock, Inc. are owned of record by various persons, that those persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares and that no such client is known to have such right or power with respect to more than five percent of this class of securities.
(13)	A report on Schedule 13G filed with the SEC on February 10, 2011 indicates that Artisan Partners Limited Partnership (“Artisan Partners”); Artisan Partners Holdings LP, the sole limited partner of Artisan Partners (“Artisan Holdings”); Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”); Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”); ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”); and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (together with Artisan Partners, Artisan Holdings, Artisan Corp., Artisan Investments and ZFIC, the “Artisan Parties”) are the beneficial owners of 2,456,137 of the shares acquired on behalf of discretionary clients of Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares and that no such client is known to have such right or power with respect to more than five percent of this class of securities. The report filed on February 10, 2011 indicates that each of the Artisan Parties had shared dispositive power for all 2,456,137 of the shares and shared power to vote 2,353,537 of the shares.
(14)	A report on Schedule 13G filed with the SEC on March 10, 2011 indicates that PRIMECAP Management Company had sole dispositive power for all 2,139,400 of the shares and sole power to vote 1,705,350 of the shares.
(15)

A report on Schedule 13G filed with the SEC on February 11, 2011 indicates that The Vanguard Group, Inc. had sole dispositive power for 2,042,336 of the shares, shared dispositive power for 53,098 of the shares and sole power to vote 53,098 of the shares. Vanguard Fiduciary Trust Company (“VFTC”), a

26	2011 PROXY STATEMENT

wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,098 of the shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(16)	A report on Schedule 13G filed with the SEC on February 14, 2011 indicates that Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, had shared dispositive power for all 2,095,004 of the shares and shared power to vote 1,623,804 of the shares. The report filed on February 14, 2011 indicates that all of the shares beneficially owned by Wellington Management are owned of record by the clients of Wellington Management, that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares and that no such client is known to have such right or power with respect to more than five percent of this class of securities.
(17)	Includes 2,712,782 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, of which 11,004 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 10,134 shares which have vested pursuant to a grant of restricted stock units that will not be delivered until June 8, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Websense. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Websense with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Websense and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the 1933 Act, and Section 21E of the 1934 Act. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC.

2011 PROXY STATEMENT	27

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides disclosure of the objectives and practices underlying the compensation programs for our Chief Executive Officer (“CEO”) and our other named executive officers, collectively identified as our “named executive officers.” Our named executive officers for 2010 were our CEO, Gene Hodges, our President, John R. McCormack, our former Chief Operating Officer (“COO”), Douglas C. Wride, our Senior Vice President, Chief Financial Officer (“CFO”), Arthur S. Locke III, our Senior Vice President, General Counsel and Chief Administrative Officer, Michael A. Newman, and our Executive Vice President, Worldwide Sales, Didier Guibal. Our named executive officers for 2011 will be the same as in 2010 with the exception of Mr. Wride, who retired from Websense effective February 15, 2011.

Overview

Our Compensation Committee, under its charter, is charged with, among other things: (1) determining the cash and non-cash compensation of our named executive officers, (2) evaluating the performance of our named executive officers, and (3) exercising the authority of the Board of Directors with respect to the administration of our stock-based and other incentive compensation plans.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our named executive officers, and reviews compensation decisions made by our CEO and our other executive officers for our non-executive officers. The Compensation Committee, along with the Board of Directors, evaluates the performance of the CEO on an annual basis. The CEO and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The CEO also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to any executive or non-executive officers.

The Special Stock Award Committee of our Board of Directors consists of our CEO, Gene Hodges, and our Chairman of the Board, John Carrington. The Special Stock Award Committee has the authority to make discretionary stock option and restricted stock unit grants (“RSUs”) under our 2009 Equity Incentive Plan (the “2009 Plan”) to all eligible individuals other than Section 16 Officers. The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. The Compensation Committee has established guidelines for equity awards to new employees and for promotions based upon salary grades within Websense. The Compensation Committee decided to primarily grant RSUs instead of stock options commencing in early 2009, and RSUs are generally granted once per quarter for employees commencing employment or being promoted during the prior three months. It has been the policy of the Board of Directors that stock option awards to new hires or in connection with promotions, including to Section 16 Officers, are made at the closing stock market price on the last business day of the month in which the employee commenced employment or was promoted. Grants or awards are made on the same day to reduce disparities in exercise prices caused by stock market fluctuations. The Compensation Committee reviews the grants made by the Special Stock Award Committee to ensure that grants are made consistent with these guidelines.

Setting Executive Compensation

In October 2009, the Compensation Committee retained the services of FW Cook to perform an overall assessment of our executive compensation program, including analyses of competitive base salaries, annual incentives, and the annualized fair value of long-term equity compensation (i.e., total direct compensation). FW

28	2011 PROXY STATEMENT

Cook compared our programs to the compensation programs of peer group companies selected by FW Cook and compared the compensation of certain of our executive officers to comparable officers of the peer group companies.

The peer companies selected by FW Cook for the 2009 analysis and approved by the Compensation Committee in advance of receiving data consisted of 12 business software and services firms, including like-sized security software competitors, with market capitalization and revenue in a generally similar range. The peer companies are listed below.

Quest Software	Fair Isaac
F5 Networks	TIBCO Software
Progress Software	Blue Coat Systems
Rovi	Digital River
ACI Worldwide	Skillsoft
Taleo	Netsuite

As described below, the Compensation Committee used the results of this review and recommendations to make changes for 2010 to base salary, our annual cash incentive plans and our long-term equity-based incentive plans. The Compensation Committee did not use data from the FW Cook study for benchmarking of any compensation.

During 2010, management engaged Radford to conduct an assessment of our executive’s total direct compensation. Management presented the assessment to the Compensation Committee along with management’s executive compensation proposal for 2011. In November 2010, the Compensation Committee again retained the services of FW Cook to perform an overall assessment of our executive total direct compensation and to provide feedback on the proposed 2011 compensation plan. FW Cook compared our programs to the recommendations made by Radford and the compensation programs of peer group companies selected by FW Cook and compared the compensation of certain of our executive officers to comparable officers of the peer group companies as part of its overall assessment of the compensation programs.

Executive Compensation Components

The compensation program for our CEO and other named executive officers consists principally of base salary, annual cash incentive compensation, long-term compensation in the form of equity awards, and severance/termination protection (“Total Compensation”). Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing annual cash incentives to reward annual performance against specific Websense goals and providing long-term compensation to maximize the creation of long-term value for us and our stockholders. The Compensation Committee has not established a formula for allocating the Total Compensation among base compensation, annual cash incentive compensation and long-term equity-based compensation. Instead, the Compensation Committee reviews each element of the compensation program, as described in more detail below, and makes annual decisions with respect to an element of compensation and then reviews the total compensation resulting from those decisions to determine whether the Compensation Committee believes the resulting Total Compensation package is consistent with the Compensation Committee’s compensation policies, weighted toward performance–based compensation and competitiveness.

Base Salary

We intend to provide a regular source of income to our named executive officers through base salaries. Base salary levels for our CEO and other named executive officers recognize the experience, skills, knowledge and responsibilities required of each officer. The Compensation Committee considers base salary and variable compensation separately, as well as combined as a total compensation package. For newly hired officers, the Compensation Committee considers the compensation of the individual at his or her prior employer, the

2011 PROXY STATEMENT	29

compensation packages of comparable officers at publicly-traded technology companies of comparable size, the compensation packages of recently hired software officers in corresponding positions in California and competitive hiring factors.

The Compensation Committee reviews each officer’s salary once a year and may increase each officer’s salary to reflect promotions or changes in level of responsibility, performance-based factors, as well as competitive conditions. The Compensation Committee does not apply specific formulas to determine increases. Generally, officer salaries are adjusted effective January 1 of each year for commission-based officers and in March or April for non-commissioned officers, including our CEO and President.

In establishing the 2010 base salaries, the Compensation Committee took into account a number of factors, including the recommendations of our CEO (except as to his own compensation), the executive’s seniority, position, level of responsibility and contribution to Websense over the prior twelve months, pay levels for similar positions at the peer group selected by FW Cook, compensation survey data from the Radford Executive Compensation Survey, and recommendations of FW Cook. In February 2010, the Compensation Committee made base salary adjustments, effective March 1, 2010, for several of our named executive officers. The Compensation Committee increased the base salaries of Mr. McCormack, Mr. Guibal and Mr. Newman. The base salary of Mr. Wride was decreased to reflect his current position and level of responsibilities in comparison to prior years. No base salary adjustments were made in 2010 for Mr. Hodges or Mr. Locke. For 2011, the Compensation Committee increased the base salaries for all our named executive officers, except for Mr. Wride who retired effective February 15, 2011, by three percent to reflect an inflationary and cost-of-living adjustment. These salary increases were effective as of April 1, 2011.

Annual Cash Incentive Compensation

Our cash incentive plans are intended to provide a direct financial incentive in the form of cash bonuses based on the achievement of specifically defined performance goals. In establishing our annual cash incentive programs, the Compensation Committee has used objectives based on corporate billings because, under our subscription model, billings is the best indicator of sales activity in the current period, and has used non-GAAP operating income as a measure of our overall financial performance in the current period. For purposes of these corporate performance goals, billings (a non-GAAP financial measure which represents the full amount of subscription contracts billed to customers during the period) and non-GAAP operating income (which excludes acquisition related expenses, share-based compensation expenses and certain other non-recurring items) are calculated consistent with the way we report billings and non-GAAP operating income to the public in our earnings releases.

In February 2010, the Compensation Committee approved the terms of the 2010 bonus program applicable to our CEO, our President, our COO and our Senior Vice Presidents (the “SVPs”) (the “Management Bonus Program”). The Compensation Committee also approved the terms of the 2010 Executive Vice President of Worldwide Sales (the “EVP”) bonus program applicable to our EVP of Worldwide Sales (the “EVP Bonus Program,” and together with the Management Bonus Program, the “Bonus Programs”). Cash awards granted under the Bonus Programs are granted under our 2009 Plan.

Management Bonus Program

Under the Management Bonus Program, our CEO was eligible for a target bonus amount equal to 100% of his base salary paid during 2010, our President was eligible for a target bonus amount equal to 75% of his base salary paid during 2010, and our COO and the SVPs were eligible for target bonus amounts equal to 50% of their respective base salaries paid during 2010 (collectively, the “Management Target Bonuses”). The actual amounts of the Management Target Bonuses earned was based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and communicated in writing to each participant. The performance goals are related to (i) annual billings and (ii) annual non-GAAP operating

30	2011 PROXY STATEMENT

income. Sixty percent of each Management Target Bonus was earned if we met our annual billings goal while the other forty percent was earned if we met our annual non-GAAP operating income goal. The two performance goals were measured independently and achievement of at least 90% of a goal was required for any payment of the portion of a Management Target Bonus that was based on achievement of that goal. At 90%, each individual would earn 50% of the target payment for that goal, and at 110% or more, each individual would earn 150% of the target payment for that goal. The Management Target Bonuses were prorated for goal achievement between 90% – 110% of the annual billings goal or annual non-GAAP operating income goal on a straight line interpolation, and no additional payments were made for any achievement in excess of 110%.

Under the 2010 Management Bonus Program, the annual billings objective was $388 million. The annual non-GAAP operating income objective for 2010 was $79.9 million. We achieved 89.4% of our billings objective and 104.6% of our non-GAAP operating income objective. Accordingly, the billings objective was paid at 0% while the non-GAAP operating income objective was paid at 122.9% of the target for a blended payment of 49.2% of our named executive officers target bonus amount.

The breakdown of the bonus amounts paid for 2010 to our CEO, President and other named executive officers is set forth below.

Annual Bonus
Name	Amount Paid
Gene Hodges, Chief Executive Officer	$273,821
John R. McCormack, President	$145,885
Douglas C. Wride, Former Chief Operating Officer	$88,157
Arthur S. Locke III, Senior Vice President, Chief Financial Officer	$86,030
Michael A. Newman, Senior Vice President, General Counsel and Chief Administrative Officer	$78,264

For 2011, the Compensation Committee set the billings and non-GAAP operating income objectives consistent with the 2011 operating budget approved by the Board of Directors in January 2011. The Compensation Committee generally sets the billings and non-GAAP operating income objectives based on our then-current expectation for our public annual guidance so that management has a direct cash incentive to perform to expectations. Similar to 2010, 60% of target bonuses is based upon achievement of the annual billings objective and 40% of the target bonuses is based upon achievement of the annual non-GAAP operating income objective. However, in 2011, achievement of at least 80% of a goal is required for any payment of the portion of a Management Target Bonus that is based on achievement of that goal. At 80%, each individual will earn 0% of the target payment for that goal, and at 110% or more, each individual will earn 150% of the target payment for that goal. The bonus awards are prorated for goal achievement between 80% and 100% and between 100% and 110% of the annual billings goal or annual non-GAAP operating income goal on a straight line interpolation, and no additional payments are made for any achievement in excess of 110%. The Compensation Committee may reduce the bonus awards in its discretion. The Compensation Committee changed the percentage range from that used in the 2010 plan in light of the impact of the failure to meet the low end of the billings performance for 2010 and a belief by the Compensation Committee that the impact on compensation was disproportionate to the impact of the billings shortfall on our performance, in part because billings were reduced by a shortening of contract durations and foreign currency exchange rate fluctuations.

EVP Bonus Program

Under the EVP of Worldwide Sales Bonus Program, our EVP of Worldwide Sales was eligible for a target bonus amount equal to 100% of his base salary applicable for each fiscal quarter during 2010 (the “EVP Target Bonuses”). The actual amounts of the EVP Target Bonuses earned was based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and

2011 PROXY STATEMENT	31

communicated in writing to our EVP. The performance goals are related to (i) quarterly billings and (ii) quarterly non-GAAP operating income. Seventy percent of each EVP Target Bonus was earned if we met our applicable quarterly billings goal and thirty percent of each EVP Target Bonus was earned if we met our applicable quarterly non-GAAP operating income goal. The two performance goals were measured independently and achievement of at least 90% of a goal was required for any payment of the portion of the EVP Target Bonus that was based on achievement of that goal. At 90%, the EVP would earn 50% of the target payment, and at 110% or more, the EVP would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings goal would be paid for achievement of the billings goal above 110%. In no event, however, could the aggregate amount of the EVP Target Bonuses in the fiscal year exceed $5,000,000, as provided in the 2009 Plan. The EVP Target Bonuses was prorated for goal achievement between 90% – 110% (and in the case of the billings goal, achievement above 110%) of a quarterly goal on a straight line interpolation. No additional payments were made for achievement of the quarterly non-GAAP operating income goals in excess of 110%. The EVP Bonus Program varies from the Management Bonus Program because our EVP of Worldwide Sales, Mr. Guibal is primarily responsible for billings performance due to his role as our head of sales, and the Compensation Committee wanted to more closely align his compensation to billings performance while retaining a component tied to our overall financial performance. The Compensation Committee decided that Mr. Guibal should be eligible to earn bonuses on a quarterly basis rather than on an annual basis because a higher portion of Mr. Guibal’s total cash compensation consists of performance-based compensation than for any of our other named executive officers (except for our CEO) and in order to incentivize Mr. Guibal to help Websense achieve consistent billings performance throughout the year.

The following table illustrates the quarterly billings and non-GAAP operating income objectives along with the respective percentage achievement and the actual bonus amounts paid to Mr. Didier Guibal, our EVP of Worldwide Sales under the 2010 EVP Bonus Program.

	Billings Objective (in millions)	% of Billings Objective Met	Non-GAAP Operating Income Objective (in millions)	% of Non-GAAP Operating Income Objective Met	% of Target Bonus Payment	Bonus Amounts Paid
First Quarter	$78.2	95.5%	$17.4	108.4%	96.7%	$69,674
Second Quarter	$90.1	92.9%	$19.7	106.8%	85.3%	$65,053
Third Quarter	$94.8	81.6%	$20.3	119.5%	45.0%	$34,313
Fourth Quarter	$124.9	89.1%	$22.6	86.3%	0%	$0

Total Amount Paid						$169,040

For 2011, the two performance goals will continue to be measured independently. Similar to 2010, 70% of the target bonus is based upon achievement of the quarterly billings objective and 30% of the target bonus is based upon achievement of the quarterly non-GAAP operating income objective. However, achievement of at least 80% of a goal is required for any payment of the portion of the EVP Target Bonus that is based on achievement of that goal. At 80%, the EVP will earn 0% of the target payment, and at 110% or more, the EVP will earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings goal is paid for achievement of the billings goal above 110%. In no event, however, can the aggregate amount of the EVP Target Bonuses in the fiscal year exceed $5,000,000, as provided in the 2009 Plan. The EVP Target Bonuses is prorated for goal achievement between 80% – 100% and 100% – 110% (and in the case of the billings goal, achievement above 110%) of a quarterly goal on a straight line interpolation. The Compensation Committee may reduce the bonus awards in its discretion.

Long-Term Incentive Compensation

Our named executive officers receive an annual equity award as a long-term incentive as described further below. In addition to these annual awards, named executive officers may receive equity awards upon their hiring or during the year in recognition of a promotion or other significant achievement. All equity awards granted to

32	2011 PROXY STATEMENT

our named executive officers are issued under the 2009 Plan or were issued in the past under the predecessor Amended and Restated 2000 Stock Incentive Plan. The 2009 Plan provides for the grant of incentive and non-statutory stock options, restricted stock units (“RSUs”) and rights to purchase stock to our employees, directors and consultants. To date, only non-statutory stock options and RSUs have been granted under the 2009 Plan or the predecessor plan.

The Compensation Committee believes that by providing persons who have substantial responsibility for our management and growth with an opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more closely aligned. The stock awards enable the named executive officers and other employees to participate in the long-term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Websense-specific or industry-based. Furthermore, the award assists with retention of the executive officer to the extent the award is subject to vesting related to an individual’s continued employment.

Named executive officers are typically granted new stock awards during the first half of the year following the completion of annual performance evaluations and in connection with promotions or upon hiring. Prior to 2009, the Compensation Committee historically had granted nonqualified stock options with an exercise price equal to the closing market price of our common stock on the date of grant. However, in January 2009, the Compensation Committee decided to make equity refresh grants for officers and employees exclusively in the form of RSUs in order to reduce the dilutive effect of stock options and respond to competitive market conditions. Our time-based RSU awards usually have vesting periods of four years and our performance-based RSU awards usually have vesting periods of three years. Our stock options usually have seven year terms and have vesting periods of four years.

In February 2010, as part of its normal annual review of equity awards, the Compensation Committee made refresh grants of RSU awards to named executive officers. In making the refresh grants, the Compensation Committee considered information by FW Cook and the data included in the Radford Executive Compensation Survey relating to the number of shares awarded by executive position by peer companies and the number of shares available for grant under our equity plan. The Compensation Committee utilized this information to assess whether our annual refresh option awards were generally consistent with awards made by peer companies. The information provides the Compensation Committee with a general understanding of current compensation practices, however, the Compensation Committee did not use this data to benchmark equity awards made to our named executive officers. In making the annual refresh awards, our Compensation Committee reviewed the performance of our officers who were proposed to receive these awards, information provided by FW Cook and the Radford Survey data on both the number of shares subject to annual grants and the Black Scholes value of grants to determine whether the awards were appropriate given the performance of our officers.

The Compensation Committee granted two kinds of RSUs to each executive officer: time-based RSUs and performance-based RSUs. The time-based RSUs accounted for 50% of each executive officer’s refresh award and had four year vesting terms. The performance-based RSUs (“Performance RSUs”) were intended to incentivize our named executive officers to meet our 2010 annual billings goal and the target number of Performance RSUs accounts for 50% of the annual refresh grant, with a maximum number of Performance RSUs accounting for more than 50% of the annual refresh grant in the event Websense exceeded its annual billings target. The Compensation Committee used the billings goal because it believes that billings growth has significant impact on both short and long-term stockholder value, and expects billings growth to drive future revenue growth. In addition, because foreign currency exchange rate fluctuations can have a significant positive or negative impact on billings that is independent of the relative success of our sales activities in the year, achievement of the billings goal for purposes of the performance-based RSUs was to be determined on a basis that was neutral with respect to foreign currency exchange rates. Determining our billings performance in this manner ensured that our named executive officers were not rewarded by positive fluctuations nor were disadvantaged by negative fluctuations in currency exchange rates. The Compensation Committee determined that this component of the performance measurement was appropriate for the Performance RSUs, but not for the

2011 PROXY STATEMENT	33

2010 and 2011 Management Bonus Plans, because the management bonus plans have a non-GAAP operating income performance objective that depends in part on operating expenses that fluctuate based upon changes in currency exchange rates, thereby providing a natural hedge against the impact of currency exchange rate fluctuations on our billings performance.

Achievement of at least 95% of the billings goal was required for the vesting of any portion of the Performance RSUs. At 95% achievement of the billings goal, 50% of the target Performance RSUs became eligible for time-based vesting, and at 105% achievement, 150% of the target number of Performance RSUs became eligible for time-based vesting. The Performance RSUs that became eligible for vesting would be prorated for goal achievement between 95% – 105% of the billings goal. If the performance requirement had been satisfied and the executive officer was continuously employed through the vesting date, 50% of the adjusted Performance RSUs would vest on February 10, 2012 and the remaining 50% would vest on February 10, 2013. If 95% of the billings requirement was not satisfied, then the Performance RSUs would never vest and would terminate. Because the performance objective was not satisfied for 2010, the performance-based RSUs granted in February 2010 will never vest and have been terminated as of December 31, 2010.

In February 2011, the Compensation Committee again granted time-based RSUs and Performance RSUs to each named executive officer. The time-based RSUs and Performance RSUs continued to each account for 50% of each executive officer’s refresh award assuming 2011 billings performance at targeted levels. Achievement of the foreign exchange neutral billings goal is required for the vesting of any portion of the Performance RSUs, and in 2011, achievement of at least 80% of the billings goal is required for any vesting of the Performance RSUs to occur. At 80% achievement of the billings goal, 0% of the target Performance RSUs become eligible for time-based vesting, and at 105% achievement, 150% of the target number of Performance RSUs become eligible for time-based vesting. The Performance RSUs that become eligible for vesting will be prorated for goal achievement between 80% to 100% and 100% to 105% of the billings goal. If the performance requirement is satisfied and the executive officer has been continuously employed through the vesting date, 50% of the adjusted Performance RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014. If at least 80% of the billings requirement is not satisfied, then the RSUs will never vest and will terminate.

Severance/Termination Protection

In connection with certain corporate transactions or a change in control of Websense, our equity awards are subject to accelerated vesting under certain circumstances. We have also entered into employment agreements with our CEO, President, COO and CFO that provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of Websense or a termination without cause, each as is defined in the agreements. The severance compensation payable under these employment agreements is deducted from any benefits payable to these officers under the Severance Plan described below so that there is no duplication of benefits.

We have an Officer Change in Control Severance Benefit Plan (the “Severance Plan”) with individual participation agreements for officers under the Severance Plan. The Compensation Committee put the Severance Plan in place in order to best align our compensation program with our peer companies by providing an incentive to eligible officers to continue to grow our overall business and support potential strategic transactions. Eligible participants under the Severance Plan are officers of Websense or our affiliates who are notified of their eligibility and delivered a Participation Agreement (the “Participants”). The Participants include all of our named executive officers, as well as other officers.

Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant’s employment with us is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual’s Participation Agreement, during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants, including all

34	2011 PROXY STATEMENT

of our named executive officers, are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period. The Compensation Committee chose a “double trigger” for payment in order to best align with similar peer plans and to encourage officer motivation in working for a newly controlled company and to increase stockholder value.

Information regarding applicable payments under the Severance Plan and/or an employment agreement for the named executive officers is provided under the heading “Post-Employment Compensation” below.

Perquisites and Other Personal Benefits

We provide officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program in order to attract and retain key employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to officers.

We pay premiums for group-term life insurance and make matching contributions under our 401(k) plan. We also provided our COO with the use of a Websense-owned vehicle as well as payment of the gross-up for taxes associated with the vehicle because of a daily long-distance commute. Our Board of Directors has determined that gross-up payments for taxes associated with vehicles, travel related to our President’s Club (as described in the Summary Compensation Table below) or similar items will no longer be permitted in 2011.

Other Considerations

The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986 as amended. Section 162(m) generally disallows a tax deduction for publicly held corporations for individual compensation exceeding $1 million in any tax year for the CEO and the other named executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. Our 2010 and 2011 Management Bonus Plans and 2010 and 2011 EVP Sales Management Plans are established under the 2009 Plan, which is a stockholder approved plan. The Compensation Committee has determined that it will not necessarily seek to limit executive compensation to only deductible compensation under Section 162(m) because the deductibility of some types of compensation may impose requirements that limit our flexibility in granting or changing executive compensation. Further, deductibility can also depend upon the timing of an executive officer’s vesting or exercise of previously granted rights, and we believe that it is most important for our compensation packages to attract, retain and reward executives to maximize the return to stockholders, rather than to focus on tax deductibility.

2011 PROXY STATEMENT	35

SUMMARY COMPENSATION

The following table shows for the annual periods ended December 31, 2010, 2009 and 2008, information concerning compensation awarded to, paid to, or earned by, the named executive officers listed below.

Summary Compensation Table for Fiscal 2010, 2009 and 2008

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (8)	All Other Compensation	Total
Gene Hodges,	2010	$557,000	—	$2,138,239	—	$273,821	$13,932	$2,982,992
Chief Executive Officer(2)	2009	$578,423	—	$1,400,400	—	$561,070	$8,133	$2,548,026
	2008	$554,673	—	$355,600	$1,004,940	$665,608	$5,683	$2,586,504

John R. McCormack,	2010	$395,673	—	$1,686,915	—	$145,885	$8,344	$2,236,817
President(3)	2009	$380,962	—	$408,450	$904,815	$225,922	$10,926	$1,931,075
	2008	$341,877	—	$88,900	$251,235	$210,790	$779	$893,581

Didier Guibal,	2010	$300,673	—	$310,748	—	$169,040	$11,570	$792,031
Executive Vice President, Worldwide Sales(4)

Arthur S. Locke III,	2010	$350,000	—	$310,748	—	$86,030	$116,064	$862,842
Sr. Vice President and Chief Financial Officer(5)	2009	$142,692	$71,346	$1,578,150	—	—	$46,798	$1,838,986

Michael Newman,	2010	$318,404	—	$621,495	—	$78,264	$4,215	$1,022,378
Sr. Vice President, General Counsel and Chief Administrative Officer(6)	2009	$317,769	—	$291,750	—	$140,819	$4,215	$754,553
	2008	$304,731	—	$71,120	$471,033	$109,436	$3,797	$960,117

Douglas C. Wride,	2010	$358,654	—	$414,330	—	$88,157	$27,269	$888,410
Former Chief Operating Officer(7)	2009	$415,385	—	$700,200	—	$276,116	$30,708	$1,422,409
	2008	$394,771	—	$177,800	$502,470	$354,686	$38,286	$1,468,013

(1)	Amounts calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.
(2)	Stock Awards in 2010 for Mr. Hodges include $1,282,943 of restricted stock unit awards (“RSUs”) with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation for 2010 represents 401(k) employer matching contributions of $3,675, Websense-paid premiums of $2,322 for group-term life insurance, travel of $5,312 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,623 for his personal taxes related to the President’s Club travel. Websense’s Board of Directors has determined that similar tax gross-up payments will not be permitted in 2011. Stock Awards in 2009 include $233,400 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation for 2009 represents 401(k) employer matching contributions of $3,675, Websense-paid premiums of $2,322 for group-term life insurance, and $2,136 for payment of executive health physical exams. All Other Compensation for 2008 represents 401(k) employer matching contributions of $3,450 and Websense-paid premiums of $2,233 for group-term life insurance.
(3)	Stock Awards in 2010 for Mr. McCormack include $1,012,149 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents Websense-paid premiums of $1,242 for group-term life insurance, travel of $4,754 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,348 for his personal taxes related to the President’s Club travel. Websense’s Board of Directors has determined that similar tax gross-up payments will not be permitted in 2011. Stock Awards in 2009 include $58,350 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents Websense-paid premiums of $1,338 for group-term life insurance, travel of $6,477 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $3,111 for his personal taxes related to the President’s Club travel. All Other Compensation for 2008 represents Websense-paid premiums of $779 for group-term life insurance.

36	2011 PROXY STATEMENT

(4)	Mr. Guibal became a Section 16 officer as of January 1, 2010. Stock Awards in 2010 for Mr. Guibal includes $186,449 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,156, Websense-paid premiums of $841 for group-term life insurance, travel of $5,070 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,503 for his personal taxes related to the President’s Club travel. Websense’s Board of Directors has determined that similar tax gross-up payments will not be permitted in 2011.
(5)	Stock Awards in 2010 for Mr. Locke includes $186,449 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation for 2010 represents Websense-paid premiums of $810 for group-term life insurance, payments made to Mr. Locke of $100,000 relating to his relocation to San Diego when he commenced employment with Websense, $4,660 relating to temporary housing expenses and gross-up payments of $3,153 for his personal taxes associated with his temporary housing expenses, travel of $4,982 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,459 for his personal taxes related to the President’s Club travel. Websense’s Board of Directors has determined that similar tax gross-up payments will not be permitted in 2011. Mr. Locke’s 2009 Bonus represents a guaranteed bonus of 50% of his base salary for 2009 per the terms of Mr. Locke’s employment agreement. All Other Compensation for 2009 represents Websense-paid premiums of $311 for group-term life insurance, payments made to Mr. Locke of $5,687 relating to his relocation to San Diego when he commenced employment with Websense, gross-up payments of $3,676 for his personal taxes associated with his relocation expenses, $23,300 relating to temporary housing expenses and gross-up payments of $13,824 for his personal taxes associated with his temporary housing expenses.
(6)	Stock Awards in 2010 for Mr. Newman include $372,897 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,675, and Websense-paid premiums of $540 for group-term life insurance. Stock Awards in 2009 include $58,350 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents 401(k) employer matching contributions of $3,675, and Websense-paid premiums of $540 for group-term life insurance. All Other Compensation for 2008 represents 401(k) employer matching contributions of $3,329, and Websense-paid premiums of $468 for group-term life insurance.
(7)	Mr. Wride retired from Websense effective February 15, 2011. Stock Awards in 2010 include $248,598 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents a 401(k) employer matching contribution of $3,675, use of a Websense-owned vehicle valued at $7,492, gross-up payments totaling $6,319 for his personal taxes associated with the use of the Websense-owned vehicle, travel of $4,443 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, gross-up payments of $2,193 for his personal taxes related to the President’s Club travel, $825 for reimbursement related to home-office telephone and Internet services, and Websense-paid premiums of $2,322 for group-term life insurance. Stock Awards in 2009 include $116,700 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents a 401(k) employer matching contribution of $3,675, use of a Websense-owned vehicle valued at $7,727, gross-up payments totaling $6,582 for his personal taxes associated with the use of the Websense-owned vehicle, travel of $5,876 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, gross-up payments of $2,822 for his personal taxes related to the President’s Club travel, $1,704 for reimbursement related to home-office telephone and Internet services, and Websense-paid premiums of $2,322 for group-term life insurance. All Other Compensation in 2008 for Mr. Wride represents a 401(k) employer matching contribution of $3,450, use of a Websense-owned vehicle valued at $16,400, gross-up payments totaling $13,830 for his personal taxes associated with the use of the Websense-owned vehicle, $1,527 for reimbursement related to home-office telephone and Internet services, $846 for reimbursement of executive health physical exams, and Websense-paid premiums of $2,233 for group-term life insurance.
(8)	These amounts reflect the bonuses earned by our named executive officers under our respective 2010, 2009 and 2008 bonus plans.

2011 PROXY STATEMENT	37

Grants of Plan-Based Awards

The following table sets forth certain information with respect to non-equity incentive plan awards, stock options and RSUs granted during or for the fiscal year ended December 31, 2010 to each of our named executive officers listed in the Summary Compensation Table above.

Grants of Plan-Based Awards in Fiscal 2010

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (5)
Name	Threshold (2)	Target (3)	Maximum (4)	Grant Date
Gene Hodges,				2/10/10	65,025	(6)	$1,282,943
Chief Executive Officer				2/10/10	43,350		$855,296
	$111,400	$557,000	$835,500

John R. McCormack,				2/10/10	51,300	(6)	$1,012,149
President				2/10/10	34,200		$674,766
	$59,351	$296,755	$445,132

Didier Guibal,				2/10/10	9,450	(6)	$186,449
Executive Vice President, Worldwide Sales				2/10/10	6,300		$124,299
	$45,101	$300,673	$5,000,000

Arthur S. Locke III				2/10/10	9,450	(6)	$186,449
Sr. Vice President and Chief Financial Officer				2/10/10	6,300		$124,299
	$35,000	$175,000	$262,500

Michael A. Newman,				2/10/10	18,900	(6)	$372,897
Sr. Vice President, General Counsel and Chief Administrative Officer				2/10/10	12,600		$248,598
	$31,840	$159,202	$238,803

Douglas C. Wride,				2/10/10	12,600	(6)	$248,598
Former Chief Operating Officer(7)				2/10/10	8,400		$165,732
	$35,865	$179,327	$268,991

(1)	Represents the hypothetical payments possible under our named executive officers’ respective non-equity bonus plans as described in “Annual Cash Incentive Compensation” above. The amounts actually paid to our named executive officers for 2010 are set forth above in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The Threshold payment is based upon 0% achievement of the aggregate billings goal and 90% achievement of the non-GAAP operating income goal. Under this scenario, our named executive officers, except for Mr. Guibal, would earn 20% of their respective Target payment. Since 70% of Mr. Guibal’s target bonus is based upon achievement of the annual billings objective and 30% of the target bonus is based upon achievement of the annual non-GAAP operating income objective, under the scenario above, Mr. Guibal would earn 15% of his annual Target payment.
(3)	The Target payment is set as a percentage of the named executive officer’s salary as discussed under the heading “Non-Equity Incentive Plan Compensation” above.
(4)

The Maximum payment is based upon our 110% or greater achievement of the aggregate billings and non-GAAP operating income goals, upon which our named executive officer would earn 150% of their respective Target payment. However, at 110% or more, our EVP of Worldwide Sales would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings goal would be paid for achievement of the billings goal above 110%. In no event, however,

38	2011 PROXY STATEMENT

could the aggregate amount of the EVP Target Bonuses in the fiscal year exceed $5,000,000, as provided in the 2009 Plan.
(5)	Amounts calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.
(6)	Our named executive officers were granted restricted stock unit awards (“RSUs”) with performance-based vesting. Achievement of at least 95% of the performance goal was required for the vesting of any portion of the RSUs. At 95% achievement of the goal, 50% of the RSUs became eligible for time-based vesting, and at 105% achievement, 150% of the target number of RSUs became eligible for time-based vesting. This table represents 150% of the target number of RSUs. However, the performance requirements were not satisfied, and accordingly, the RSUs will never vest and were terminated as of December 31, 2010.
(7)	Mr. Wride retired from Websense effective February 15, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards at December 31, 2010 for the named executive officers.

Outstanding Equity Awards at December 31, 2010

	Outstanding Equity Awards at Fiscal Year-End(6)
	Option Awards				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Gene Hodges,	600,000	—	$32.24	1/9/13	115,850	$2,345,963
Chief Executive Officer(1)(4)	195,833	4,167	$32.24	1/9/16
	145,833	54,167	$32.24	1/9/16
	95,833	104,167	$32.24	1/9/16
	179,166	20,834	$23.93	5/1/14
	129,166	70,834	$18.74	5/7/15

John R. McCormack,	200,000	—	$18.38	7/17/13	55,450	$1,122,863
President(3)(4)	35,833	4,167	$23.93	5/1/14
	32,291	17,709	$18.74	5/7/15
	62,500	87,500	$17.83	4/30/16

Didier Guibal,	35,416	64,584	$14.80	7/31/16	43,800	$886,738
Executive Vice President, Worldwide Sales(3)(4)

Arthur S. Locke,	—	—	—	—	83,800	$1,696,950
Sr. Vice President and Chief Financial Officer(4)	—	—	—	—

Michael A. Newman,	30,000	—	$19.10	7/30/14	27,100	$548,775
Sr. Vice President, General Counsel and Chief Administrative Officer(3)(4)	30,000	—	$25.63	5/18/12
	30,000	—	$21.77	6/15/13
	23,291	2,709	$23.93	5/1/14
	36,458	13,542	$20.50	1/31/15
	25,833	14,167	$18.74	5/7/15

Douglas C. Wride,	160,000	—	$13.93	1/22/12	44,650	$904,163
Former Chief Operating Officer(5)	66,500	—	$7.49	2/4/13
	80,000	—	$19.10	7/30/14
	80,000	—	$25.63	5/18/12
	100,000	—	$32.24	1/9/13
	60,000	—	$21.77	6/15/13
	53,750	6,250	$23.93	5/1/14
	89,583	10,417	$23.93	5/1/14
	64,583	35,417	$18.74	5/7/15

2011 PROXY STATEMENT	39

(1)

Mr. Hodges joined Websense on January 9, 2006 (the “Start Date”). Of Mr. Hodges’ Options, 600,000 have a term of seven years and are fully vested. 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% vested on the second anniversary of the Start Date, and 1/48th vest monthly thereafter until fully vested. An additional 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% vested on the third anniversary of the Start Date, and 1/48th vest monthly thereafter until fully vested. 200,000 of the Options also have a term of ten years, with the shares vesting as follows: 25% vested on the fourth anniversary of the Start Date, and 1/48th vest monthly thereafter until fully vested. The remaining 400,000 of the Options (the Options with a price of $23.93 per share and the Options with a price of $18.74 per share) have a term of seven years with the shares vesting as follows: 25% vested one year from the date of grant and the remaining 1/48th will monthly thereafter until fully vested.

(2)	The performance-vesting requirements for RSUs granted in February 2010 were not met and these RSUs were terminated as of December 31, 2010 and are not included in this table.
(3)	Options become exercisable as follows: 25% vest one year from the date of grant and the remaining 1/48th will vest monthly thereafter until the option is fully vested.
(4)

The RSUs are typically subject to vesting as follows: 25% vest one year from the date of grant and the remaining 1/8th vest every six months thereafter until fully vested. However, certain RSUs granted to Mr. Hodges, Mr. McCormack, Mr. Newman and Mr. Wride were subject to performance-based vesting requirements which were satisfied in January 2009. Accordingly, 50% of these RSUs vested on February 5, 2010 and are not represented in the table above, while the remaining 50% of the RSUs vested on February 5, 2011 and are shown on the table above.

(5)	Mr. Wride retired from Websense, effective February 15, 2011. Mr. Wride’s equity awards ceased vesting as of February 15, 2011. However, per the terms of Mr. Wride’s retirement agreement, Mr. Wride will have until December 31, 2011 to exercise his vested stock options.
(6)	Information regarding potential acceleration of certain equity awards for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control” below.

Option Exercises and Stock Vested

The following table includes certain information with respect to the stock options exercised and common stock issued upon the vesting of RSUs during the fiscal year ended December 31, 2010 with respect to the named executive officers. No other stock awards for our named executive officers vested during the fiscal year ended December 31, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Hodges, Chief Executive Officer	—	—	71,500	1,393,455
John R. McCormack, President	—	—	13,750	266,013
Didier Guibal, Executive Vice President, Worldwide Sales	—	—	12,500	234,625
Arthur S. Locke III, Sr. Vice President and Chief Financial Officer	—	—	27,500	516,175
Michael A. Newman, Sr. Vice President, General Counsel and Chief Administrative Officer	9,000	143,164	9,500	183,795
Douglas C. Wride, Former Chief Operating Officer	—	—	23,750	459,488

(1)	The value realized for stock options are their reported gains upon exercise of the option. The value is calculated as the difference between the stock price on the date of exercise and the exercise price multiplied by the number of shares acquired on exercise of options.
(2)	The value realized for stock awards are the reported gain upon delivery of the common stock as a result of the vesting of RSUs.

40	2011 PROXY STATEMENT

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our U.S. officers or employees. Our CEO, President, officers and other U.S. employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 25% of the first 6% of the participant’s compensation that has been contributed to the plan. The maximum matching contribution for 2010 was $3,675. All of our named executive officers other than our President, Mr. McCormack and our CFO, Mr. Locke, participated in our 401(k) plan during fiscal 2010 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment. These amounts can include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested amounts contributed to our 401(k) Plan; and

•	unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under Websense’s life insurance plan, as appropriate.

Potential Severance Payments Under Employment Arrangements

The amount of compensation payable to each named executive officer upon voluntary or involuntary not-for-cause termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Websense.

Gene Hodges. In January 2006, we entered into an employment agreement with our CEO, Gene Hodges, reporting to the Board, with employment continuing “at will” until either party gives notice of termination. Pursuant to his employment agreement, if we terminate Mr. Hodges’s employment without cause or if Mr. Hodges terminates his employment with us for good reason, Mr. Hodges is entitled to: (i) a separation payment in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of health insurance premiums paid on his behalf by us until he and his covered

2011 PROXY STATEMENT	41

dependants obtain alternative health insurance coverage, up to a maximum of twelve (12) months; (iii) acceleration of the vesting of his stock options granted in connection with the employment agreement that are otherwise unvested at the time of such termination or resignation such that he shall be vested with respect to the same number of shares as if he had remained continuously employed by us for a period of twelve (12) months following the date of such termination or resignation; and (iv) acceleration of the vesting of 100% of his restricted stock units granted in connection with the employment agreement. Cause and good reason are defined in Mr. Hodges’s employment agreement.

Had a termination of Mr. Hodges’s employment either without cause or for good reason occurred on December 31, 2010 without a corporate change in control event, Mr. Hodges would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause or upon Resignation for Good Reason” in the table below.

	Upon Termination without Cause or upon Resignation for Good Reason
Name	Salary	Bonus	Benefits	Equity Awards	Total
Gene Hodges, Chief Executive Officer(1)(2)	$557,000	$557,000	$22,320	$0	$1,136,320

(1)	Salary and Bonus are paid in twelve (12) equal monthly installments, less standard deductions and withholdings.
(2)	The restricted stock units granted in connection with Mr. Hodges’ employment agreement were fully vested as of January 2010.

Douglas C. Wride. In June 1999, we entered into an employment agreement providing that Mr. Wride would be employed “at will,” however, under his employment agreement, if Mr. Wride’s employment was terminated by us other than for cause or he terminated his employment for good reason, he would be entitled to receive severance and vesting acceleration of certain equity awards.

Mr. Wride retired from Websense effective February 15, 2011 and is no longer eligible to receive severance or vesting acceleration. However, had a termination of Mr. Wride’s employment without cause occurred on December 31, 2010 without a corporate change in control event, Mr. Wride would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause” in the table below.

	Upon Termination without Cause
Name	Salary	Equity Awards	Total
Douglas C. Wride, Former Chief Operating Officer(1)(2)	$175,000	$289,213	$464,213

(1)	Salary is paid in one lump sum, less standard deductions and withholdings.
(2)	Unvested options held by Mr. Wride which have an exercise price that exceed the closing price of $20.25 as of December 31, 2010 are excluded from the table. 12,500 stock options with an exercise price of $18.74 and 13,350 RSUs would become vested if Mr. Wride’s employment had continued for an additional six months after a termination event on December 31, 2010.

Other Named Executive Officers. Mr. McCormack, Mr. Guibal, Mr. Locke and Mr. Newman are each employed “at will.” Under the Severance Plan, if we terminate Mr. McCormack, Mr. Guibal, Mr. Locke or Mr. Newman’s employment other than for cause, the terminated executive officer is entitled to receive, as severance, six months of continuation of his base salary paid in one lump sum, less standard deductions and withholdings.

Had a termination of Mr. McCormack’s, Mr. Guibal’s, Mr. Locke’s or Mr. Newman’s employment, either without cause or for good reason, occurred on December 31, 2010 without a corporate change in control event, Mr. McCormack would have been eligible to receive $200,000, Mr. Guibal would have been eligible to receive $152,500, Mr. Locke would have been eligible to receive $175,000 and Mr. Newman would have been eligible to receive $160,500.

42	2011 PROXY STATEMENT

Potential Severance Payments Related to a Change in Control

The amount of compensation payable to each named executive officer following a change of control and subsequent termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Websense.

Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant’s employment with Websense is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual’s Participation Agreement (“Covered Termination”), during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period.

Certain of the Participants are parties to employment agreements or certain statutory protections of the laws of their respective country. These employment agreements or statutory protections will remain in effect without amendment. To the extent the severance benefits in a Participant’s individual employment agreement or statutory protection is greater than those provided under the Severance Plan and Participation Agreement, then the Participant will be entitled to receive, without duplication, the greater severance benefits under the Participant’s employment agreement or statutory protection, as well as any additional benefits provided under the Severance Plan not otherwise available to the Participant. None of our named executive officers have employment agreements which provide severance benefits greater than those provided under the Severance Plan and Participation Agreement under a change in control. In order to receive benefits under the Severance Plan, the Participant must meet certain criteria set forth in the individual’s Participant Agreement, including the execution of a general waiver and release. A Participant’s right to benefits terminates if the Participant violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation.

We have provided different severance benefits to three tiers of officers as set forth in individual Participation Agreements. Certain executive officers, including the named executive officers (the “Executive Participants”), are entitled to the following benefits in the event of a Covered Termination during the Coverage Period: (i) a lump sum payment equal to 24 months of the Executive Participant’s base salary in effect immediately prior to the Covered Termination; (ii) a lump sum additional amount equal to the greatest of (a) the average of the last three annual bonuses paid to the Executive Participant, (b) the last annual bonus paid to the Executive Participant, (c) the average of the last three annual bonuses paid prior to the Change in Control to the Executive Participant, (d) the last annual bonus paid prior to the Change in Control to the Executive Participant, or (e) the last annual target bonus for the Executive Participant; (iii) the full acceleration of vesting on all equity awards and a 12 month extension of the Executive Participant’s option exercise period; and (iv) the payment of COBRA premiums until the earliest of (x) 18 months from employment termination, (y) the expiration of continued coverage under COBRA for the Executive Participant or (z) the date the Executive Participant is eligible for coverage from a subsequent employer. In addition, if the amounts payable to the Executive Participant under the Severance Plan and Participation Agreement or any other arrangement in connection with a Change in Control exceed the safe harbor for parachute payments by 10% or more under federal tax law, the Executive Participant would be entitled to an additional “gross-up” payment for the payment of all of the excise taxes payable on these benefits as well as income and employment taxes imposed on the excise taxes and gross-up payments. If the amounts payable to the Executive Participant are less than 10% in excess of the safe harbor for parachute payments, then the amounts payable to the Executive Participant would be reduced by an amount necessary to qualify the payments for the safe harbor and no gross-up payment would be made. In the event of a Covered Termination outside of the Coverage Period, the Executive Participant will be entitled to a cash severance payment equal to six months of the Executive Participant’s base salary, and none of the other benefits described in this paragraph.

2011 PROXY STATEMENT	43

The following illustrates the severance benefits that would be payable under the Severance Plan and individual Participation Agreements to the CEO and the other named executive officers if a Change in Control and Covered Termination were to occur as of December 31, 2010:

Executive Participant	Cash Payment(1)	Additional Payment(2)	COBRA(3)	Value of Equity Acceleration(4)	Gross-Up Payment(5)	Total
Gene Hodges, Chief Executive Officer	$1,114,000	$557,000	$33,480	$2,452,922	$0	$4,157,402
John R. McCormack, President	$800,000	$300,000	$33,480	$1,361,354	$0	$2,494,834
Didier Guibal, Executive Vice President, Worldwide Sales	$610,000	$305,000	$0	$1,238,933	$0	$2,153,933
Arthur S. Locke III, Senior Vice President and Chief Financial Officer	$700,000	$175,000	$27,396	$1,696,950	$0	$2,599,346
Michael A. Newman, Senior Vice President, General Counsel and Chief Administrative Officer	$642,000	$160,500	$27,396	$570,167	$0	$1,400,063
Douglas C. Wride, Former Chief Operating Officer	$700,000	$175,000	$33,480	$957,642	$0	$1,866,122

(1)	Represents 24 months of additional salary based on the salary in effect as of December 31, 2010.
(2)	The Additional Payment represents the last annual target bonus.
(3)	Estimated amount of premiums for continued coverage under Websense’s group health plans for eighteen months. Mr. Guibal declines health plan coverage from Websense.
(4)	Represents the fair market value of those shares subject to stock options and RSUs with accelerated vesting on December 31, 2010, calculated based on a closing price of $20.25 of Websense common stock on December 31, 2010. Unvested stock options held by these named executive officers which have an exercise price that exceed the closing price as of December 31, 2010 are excluded from the table.
(5)	Assumes the change of control benefits equal the total benefits in the chart based upon the underlying assumptions noted in footnotes (1) through (4) above and that change of control occurred as of December 31, 2010.

44	2011 PROXY STATEMENT

COMPENSATION OF DIRECTORS

Our Board compensation is paid quarterly, and non-employee directors are also reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees.

In 2010, our Non-Employee Directors each received a $30,000 annual cash retainer, paid quarterly. Board and committee chairs, the Lead Independent Director, and Audit Committee members, received an additional cash retainer as follows:

Additional Annual Retainer
Chairman	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating/Governance Committee Chair	$7,000
Lead Independent Director	$7,500
Audit Committee Member	$5,000

In addition, our Board members received meeting fees as follows:

Attendance
Participation in a physical Board meeting	$3,000
Participation in a physical committee meeting	$1,000
Participation in any telephonic meeting	$1,000

Each of our Non-Employee Directors received stock option grants and restricted stock units under our 2009 Plan. On the date of each annual meeting of stockholders, each Non-Employee Director received a nonstatutory option to purchase 11,000 shares of common stock and a restricted stock unit covering $40,000 of common stock, with the number of shares of common stock underlying the restricted stock award equal to the quotient of $40,000 divided by the closing price of the common stock on the date of the annual award (the “annual award”). For 2010, each director received an annual award of 2,027 restricted stock units. Each annual award was made on the date of each annual stockholders’ meeting. The shares subject to both the option and the restricted stock units shall vest, and any repurchase right, shall lapse, in a series of twelve successive equal monthly installments upon the individual’s completion of each month of service as a Board member measured from the annual award date.

Websense’s Board of Directors compensation program will remain the same in 2011. Any Non-Employee Director who is appointed to fill a vacancy on the Board of Directors on a date other than the date of the annual meeting of stockholders, will receive an initial nonstatutory stock option grant, with the number of shares of common stock for the annual award prorated based upon the number of days that have lapsed since the date of the most recent annual meeting of stockholders and the first day of the new director’s service on the Board. The initial restricted stock unit award will be prorated on the same basis using the number of shares underlying the last annual restricted stock unit award made to Non-Employee Directors. The initial option grant and initial restricted stock award will vest monthly over the period from the calendar month after the date the new director commenced service on the board through the 12-month anniversary of the prior year’s annual meeting of stockholders. The initial option grant and initial restricted stock awards for a new director will be made on the last trading day of the calendar month in which the director commenced service on the Board.

The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. Restricted stock unit awards will be granted pursuant to restricted stock unit agreements, and any required tax withholding can be deducted from the vested shares of common stock to be delivered under the restricted stock unit agreements. Shares that vest under each restricted stock unit award will be distributed to the participant on the earlier of twelve months after the award date or the date of separation of service from the Board of Directors.

2011 PROXY STATEMENT	45

The following table provides information for compensation in the fiscal year ended December 31, 2010 for Non-Employee Directors who served in such capacity during fiscal 2010.

Director Compensation Table for Fiscal 2010

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
John B. Carrington	$81,000	$67,865	$39,972	$188,837
Bruce Coleman	$77,000	$67,865	$39,972	$184,837
John Schaefer	$90,500	$67,865	$39,972	$198,337
Mark St.Clare	$80,000	$67,865	$39,972	$187,837
Gary Sutton	$86,000	$67,865	$39,972	$193,837
Peter Waller	$67,000	$67,865	$39,972	$174,837

(1)	Amounts calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation.” See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

46	2011 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Websense and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to Websense as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of Websense, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Websense of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not consistent with, the best interests of Websense and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Equity grants to our directors are described under the caption “Compensation of Directors.”

We have entered into indemnification agreements with each of our directors and officers. These agreements require Websense, among other things, to indemnify each director or officer against certain expenses, including attorneys’ fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer. These agreements also require Websense to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by Websense.

During 2010, we engaged in a business transaction with Corinthian Colleges, a for-profit post-secondary education system. One of our directors, Mr. Waller, served as Corinthian Colleges’ Chief Executive Officer until November 2010. Corinthian Colleges paid Websense approximately $197,000 in subscription fees for a standard Web Security product. The subscription was entered into at arm’s length, and was based on the standard subscription agreement Websense enters into for the sale of our products. Mr. Waller was not involved in negotiating agreements with Websense or setting price or other terms, either on behalf of Corinthian Colleges or Websense. Our Audit Committee reviewed the transaction under our Related-Person Transaction Policy and determined the transaction to be in the best interests of Websense and its stockholders. Accordingly, the Audit Committee approved the transaction.

2011 PROXY STATEMENT	47

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Websense stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or Websense. Direct your written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary, or call 877-273-7379. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ANNUAL REPORT

A copy of the Annual Report of Websense for the 2010 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 10, 2011. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary.

By Order of the Board of Directors

Michael A. Newman, Corporate Secretary

Dated: April 27, 2011

48	2011 PROXY STATEMENT

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — WEBSENSE INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. McCormack, Arthur S. Locke III and Michael A. Newman, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Websense, Inc. to be held on Tuesday, June 7, 2011 or at any postponements or adjournments thereof, as specified on the reverse side with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 7, 2011 and the proxy statement.

THIS PROXY CONFERS ON THE PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND FOR PROPOSALS 2 AND 3 AND IN FAVOR OF THE ONE-YEAR FREQUENCY OPTION FOR PROPOSAL 4.

This Proxy, when properly executed, will be voted as specified on the reverse side. Unless otherwise specified by the undersigned, this proxy will be voted FOR the election of the nominated directors and FOR Proposal 2 and 3, and FOR the one-year frequency recommended by Websense’s Board of Directors in Proposal 4 and will be voted by the proxyholder at his discretion as to any other matters properly transacted at the meeting or any adjournment thereof.

WEBSENSE INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and 3. The Board of Directors recommends you vote for the ONE-YEAR FREQUENCY option under Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - John B. Carrington	☐	☐	02 - Bruce T. Coleman	☐	☐	03 - Gene Hodges	☐	☐

04 - John F. Schaefer	☐	☐	05 - Gary E. Sutton	☐	☐	06 – Mark S. St.Clare	☐	☐

07 – Peter C. Waller	☐	☐

	For	Against	Abstain		1 Year	2 Year	3 Year	Abstain

2.         To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of Websense for the fiscal year ending December 31, 2011.

	☐	☐	☐	4. A non-binding advisory vote on the frequency of holding a non-binding advisory vote on executive compensation. Uninstructed proxy cards shall be voted “For” the one-year frequency recommended by Websense’s Board of Directors.	☐	☐	☐	☐
3. A non-binding advisory vote on executive compensation.	☐	☐	☐
5. To conduct any other business properly brought before the meeting

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 0 2 5 2 0 8 2	+